EXHIBIT 23.2

CONSENT

We hereby consent to the incorporation of our reserve reports by reference in this Registration Statement on Form SB-2 of Petrosearch Energy Corporation filed in February, 2008 which includes our name and information regarding our review of the reserve estimates of Petrosearch Energy Corporation as of December 31, 2006.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas January 28, 2008